As filed with the Securities and Exchange Commission on March 28, 2005.

                                                  Registration No. 333-_________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------

                                    FORM S-8
                               ------------------

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           DELTA AND PINE LAND COMPANY
             (Exact name of Registrant as specified in its charter)

            Delaware                                           62-1040440
 (State or other jurisdiction of                            (I.R.S. Employer
  incorporation or organization)                           Identification No.)

                                 One Cotton Row
                            Scott, Mississippi 38772
           (Address of Principal Executive Offices including zip code)

                             2005 Omnibus Stock Plan
                            (Full title of the plan)

                                   R.D. Greene
           Vice President - Finance, Treasurer and Assistant Secretary
                                 One Cotton Row
                                 Scott, MS 38772
                                 (662) 742-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                              Sam D. Chafetz, Esq.
               Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
                               165 Madison Avenue
                                Memphis, TN 38103
                                 (901) 577-2148

                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
                                                  Proposed maximum        Proposed maximum
 Title of securities to       Amount to be            offering           aggregate offering         Amount of
      be registered            registered       price per share (1)           price (1)          registration fee
-------------------------- ------------------- ----------------------- ------------------------ -------------------
Common stock, par value     4,500,000 shares          $25.89                $116,505,000             $13,713
$0.10 per share
-------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee and, pursuant to paragraphs (c) and (h) of Rule 457, based upon the average of the high and low prices of such common stock on the New York Stock Exchange on March 24, 2005, as reported on the Yahoo! Finance web site.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to each participant in the plan as specified under Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be, and are not being, filed by Delta and Pine Land Company (the "Company") with the Securities and Exchange Commission (the "Commission"), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

     The Company has filed the following documents with the Commission and incorporates them herein by reference:

     1. The Company's Annual Report on Form 10-K for the year ended August 31, 2004, filed with the Commission on November 15, 2004.

     2. All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") since the end of the fiscal year ended August 31, 2004.

     3. The description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on May 18, 1993, and amended by Amendment No. 1 to the Registration Statement on Form 8-A filed with the Commission on June 24, 1993.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such reports and documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     The Company will provide, without charge, to each plan participant a copy of the documents incorporated by reference in Item 3 of Part II of this registration statement, upon written or oral request. Further, we will provide plan participants, without charge, upon written or oral request, other documents required to be delivered pursuant to Commission Rule 428(b). Telephone and written requests should be directed to Delta and Pine Land Company, Attn: R.D. Greene, Vice President - Finance and Treasurer, One Cotton Row, Scott, Mississippi 38772, (662) 742-4000.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The legality of the common stock offered hereby has been opined by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, counsel for the Company ("Baker Donelson"), 165 Madison Ave., Suite 2000, Memphis, Tennessee 38103. Baker Donelson was not employed on a contingent basis for its opinion, did not receive a substantial interest, directly or indirectly, in the Company, or any parent or subsidiary and was not and is not connected with the Registrant as a promoter, managing underwriter, voting trustee, director, officer or employee.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law provides that, among other things, a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation, a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law (certain illegal distributions) or (iv) for any breach of a director's duty of loyalty to the company or its stockholders. Article Eleven of the Company's certificate of incorporation includes such a provision.

     The Ninth Article of Restated Certificate of Incorporation of the Company provides:

     A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) under Section 174 of the General Corporation Law of the State of Delaware. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Section A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

     B. (1) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, agent or in any other capacity of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, further, that except as provided in paragraph (2) of this Section B with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation by a majority vote of a quorum of the directors who were not parties to such action, suit or proceeding, or if such quorum is not obtainable, by the stockholders. The right to indemnification conferred in this Section B shall be a contract right and shall include the right to be paid by the Corporation and the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section B or otherwise.

     (2) If a claim under paragraph (1) of this Section B is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     (3) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section B shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

     (4) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

     (5) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any agent of the Corporation to the fullest extent of the provisions of this Section B with respect to the indemnification and advancement of expenses of directors, officers, and employees of the Corporation.

     The Company has a liability insurance policy in effect that covers certain claims against any officer or director of the Company by reason of certain breaches of duty, neglect, errors or omissions committed by such person in his or her capacity as an officer or director.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit      Description

4.1          Delta and Pine Land Company 2005 Omnibus Stock Plan.
4.2 Certificate of Designation, Convertible Preferred Stock of Delta and Pine Land Company.*
4.3 Specimen Certificate representing the Common Stock, par value $.10 per share.**
4.4 Rights Agreement, dated as of August 13, 1996, between Delta and Pine Land Company and Harris Trust and Savings Bank, including the form of Right Certificate and related form of Election to Purchase as Exhibit A and the Summary of Rights to Purchase Preferred Shares as Exhibit B.***
4.5 Amendment No. 1 to the Rights Agreement dated May 8, 1998, by and between Delta and Pine Land Company and the Harris Trust and Savings Bank.****
4.6 Amendment No. 2 to the Rights Agreement dated May 8, 1998 by and between Delta and Pine Land Company and the Harris Trust and Savings Bank.*****
4.7 Certificate of Designations of the rights and privileges of the shares of junior participating preferred stock created on August 13, 1996, to be filed pursuant to Section 151 of the Delaware General Corporation Law.***
5.1 Opinion of Baker, Donelson, Bearman. Caldwell & Berkowitz, PC as to the legality of the shares being registered.
23.1 Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 5.1 to the Registration Statement.).
23.2         Consent of KPMG LLP.
24.1         Power of Attorney (included with signatures).

* Incorporated by reference to the Company's Current Report on Form 8-K, filed with the Commission on February 19, 1996.
** Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended August 31, 2004, filed with the Commission on November 15, 2004.
*** Incorporated by reference to the Company's Registration Statement on Form 8-A, filed with the Commission on September 3, 1996.
**** Incorporated by reference to the Company's Current Report on Form 8-K, filed with the Commission on May 14, 1998.
***** Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended August 31, 1998, filed with the Commission on November 24, 1998.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed what was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that sections (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scott, State of Mississippi, on this 28th day of March 2005.

                          DELTA AND PINE LAND COMPANY


                          By:   /s/ R.D. Greene
                              -----------------------------
                              R.D. Greene
                              Vice President - Finance, Treasurer and Assistant Secretary (Principal Financial Officer)


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that the undersigned officers and directors of Delta and Pine Land Company, a Delaware corporation, hereby constitute and appoint R.D. Greene the true and lawful agent and attorney-in-fact, with all power of substitution and resubstitution, to sign for the undersigned, in their respective names as officers and directors of the corporation, one or more registration statements on Form S-8 (or other appropriate form) to be filed with the Securities and Exchange Commission, Washington, D.C., under the Securities Act of 1933, as amended, and any amendment or supplement to such registration statement, relating to the Delta and Pine Land Company 2005 Omnibus Stock Plan; hereby ratifying and confirming all acts taken by such agent and attorney-in-fact as herein authorized.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated, and as of the date first written above.

           Signature                             Title                                               Date
           ---------                             -----                                               ----

/s/ Jon E. M. Jacoby
---------------------------      Chairman of the Board
Jon E. M. Jacoby                                                                                March 28, 2005


/s/ W. Thomas Jagodinski         President, Chief Executive Officer and Director
---------------------------      (Principal Executive Officer)
W. Thomas Jagodinski                                                                            March 28, 2005


/s/ R.D. Greene                  Vice President - Finance, Treasurer and Assistant Secretary
---------------------------      (Principal Financial Officer)
R.D. Greene                                                                                     March 28, 2005


/s/ F. Murray Robinson           Vice Chairman and Director                                     March 28, 2005
---------------------------
F. Murray Robinson


/s/ Stanley P. Roth              Vice Chairman and Director                                     March 28, 2005
---------------------------
Stanley P. Roth


/s/ Nam-Hai Chua                 Director                                                       March 28, 2005
---------------------------
Nam-Hai Chua


/s/ Joseph M. Murphy             Director                                                       March 28, 2005
---------------------------
Joseph M. Murphy

                                                                                                March 28, 2005
/s/ Rudi E. Scheidt              Director
---------------------------
Rudi E. Scheidt

                                  EXHIBIT INDEX
                                       TO
                       REGISTRATION STATEMENT ON FORM S-8

Exhibit      Description
-------      -----------

4.1          Delta and Pine Land Company 2005 Omnibus Stock Plan.
4.2 Certificate of Designation, Convertible Preferred Stock of Delta and Pine Land Company.*
4.3 Specimen Certificate representing the Common Stock, par value $.10 per share.**
4.4 Rights Agreement, dated as of August 13, 1996, between Delta and Pine Land Company and Harris Trust and Savings Bank, including the form of Right Certificate and related form of Election to Purchase as Exhibit A and the Summary of Rights to Purchase Preferred Shares as Exhibit B.***
4.5 Amendment No. 1 to the Rights Agreement dated May 8, 1998, by and between Delta and Pine Land Company and the Harris Trust and Savings Bank.****
4.6 Amendment No. 2 to the Rights Agreement dated May 8, 1998 by and between Delta and Pine Land Company and the Harris Trust and Savings Bank.*****
4.7 Certificate of Designations of the rights and privileges of the shares of junior participating preferred stock created on August 13, 1996, to be filed pursuant to Section 151 of the Delaware General Corporation Law.***
5.1 Opinion of Baker, Donelson, Bearman. Caldwell & Berkowitz, PC as to the legality of the shares being registered.
23.1 Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 5.1 to the Registration Statement.).
23.2         Consent of KPMG LLP.
24.1         Power of Attorney (included with signatures).

* Incorporated by reference to the Company's Current Report on Form 8-K, filed with the Commission on February 19, 1996.
** Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended August 31, 2004, filed with the Commission on November 15, 2004.
*** Incorporated by reference to the Company's Registration Statement on Form 8-A, filed with the Commission on September 3, 1996.
**** Incorporated by reference to the Company's Current Report on Form 8-K, filed with the Commission on May 14, 1998. ***** Incorporated by reference to the Company's Annual Report on form 10-K for the year ended August 31, 1998, filed with the Commission on November 24, 1998.

                                                                    Exhibit 5.1

       [Letterhead of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC]


                                 March 28, 2005

Delta and Pine Land Company
One Cotton Row
Scott, MS  38772

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel for Delta and Pine Land Company, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to up to four million five hundred thousand (4,500,000) shares of the Company's common stock, par value $0.10 per share (the "Shares"), issuable under the terms of the Company's 2005 Omnibus Stock Plan as referenced in the Registration Statement (the "Plan").

     In connection therewith, we have relied upon, among other things, our examination of the Certificate of Incorporation and bylaws of the Company and such other documents, records of the Company, and certificates of its officers and public officials, as we have deemed necessary for purposes of the opinion expressed below.

     Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

         (i) The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware; and

         (ii) The Shares covered by the Registration Statement have been duly authorized for issuance and, when issued pursuant to the terms of the Plan, will be legally issued, fully paid and nonassessable.

     This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 5.1 to, and to the use of our name in, the Registration Statement.

                                    Very truly yours,

                                    BAKER, DONELSON, BEARMAN, CALDWELL &
                                    BERKOWITZ, PC




                                    By: /s/ Sam D. Chafetz
                                        ------------------
                                        Sam D. Chafetz, Esq.

                                                                    EXHIBIT 23.2



            Consent of Independent Registered Public Accounting Firm


The Board of Directors
Delta and Pine Land Company:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Delta and Pine Land Company of our reports dated October 25, 2004, with respect to the consolidated balance sheets of Delta and Pine Land Company as of August 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of years in the three year period ended August 31, 2004, and all related financial statement schedules, which reports appear in Delta and Pine Land Company's August 31, 2004, annual report on Form 10-K.


Memphis, Tennessee                          /s/ KPMG LLP
March 28, 2005                             ---------------------------